Exhibit 99.1

WILLIAM H. CARTER
JOINS M/I HOMES BOARD

Columbus, Ohio (May 9, 2012) - M/I Homes, Inc. (NYSE: MHO) today announced that William H. Carter, Executive Vice President, Chief Financial Officer and a director of Momentive Performance Materials Holdings LLC, has been appointed to the M/I Homes Board of Directors effective May 8, 2012. Mr. Carter will be filling a newly added seat to the M/I Homes Board and will serve as a member of the Audit Committee.

In making the announcement, M/I Homes Chairman and CEO Robert H. Schottenstein stated, “We are delighted to welcome Bill to our Board. He is a highly respected, proven leader with exceptional business skills and knowledge of public company finance. His extensive expertise and business acumen will greatly benefit our Company.”

Prior to his role as EVP and CFO and director of Momentive, Mr. Carter previously served as Executive Vice President and Chief Financial Officer of Hexion Specialty Chemicals, Inc. and Borden, Inc. Prior to joining Borden, Inc. in 1995, Mr. Carter worked at Price Waterhouse for 20 years and was a partner for 8 years.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 81,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Homes, Tristone Homes and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227